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EXHIBIT 99B.6
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CONSOLIDATED STATEMENTS OF CASH FLOWS                       U S WEST, Inc.
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                                                     Year Ended Dec. 31,
In millions                                            1993         1992
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
OPERATING ACTIVITIES
Net loss                                             ($2,805.8)    ($614.0)
Adjustments to loss:
 Depreciation and amortization                         1,954.5     1,880.5
 Discontinuance of SFAS No. 71, net of tax             3,123.0          -
 Discontinued operations                                  81.5      (103.6)
 Cumulative effect of change in accounting
  principles, net of tax                                    -      1,793.4
 Deferred income taxes and amortization
  of investment tax credits                             (225.1)        4.3
 Restructuring charge                                  1,000.0          -
 Changes in operating assets and liabilities:
  Accounts and notes receivable                          (90.1)       44.1
  Inventories, supplies and other                        (55.9)      (24.5)
  Accounts payable and accrued liabilities               198.7        65.4
 Other - net                                             157.0       211.7
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 Cash provided by operating activities                 3,337.8     3,257.3
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INVESTING ACTIVITIES
 Expenditures for property, plant and equipment       (2,449.2)   (2,249.6)
 Investment in Time Warner Entertainment              (1,556.9)         -
 Proceeds from disposals of property, plant and
  equipment                                               44.8        75.3
 Other - net                                            (240.0)      (82.2)
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 Cash (used) for investing activities                 (4,201.3)   (2,256.5)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                       687.4        25.2
 Proceeds from issuance of long-term debt              2,281.7       344.1
 Repayments of long-term debt                         (3,085.0)     (769.9)
 Dividends paid                                         (812.0)     (796.0)
 Proceeds from issuance of common stock                1,150.1        91.3
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Cash provided by (used for) financing activities         222.2    (1,105.3)
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Cash (used  for) continuing operations                  (641.3)     (104.5)
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Cash provided by (used for) discontinued
 operations                                              610.6      (237.5)
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CASH AND CASH EQUIVALENTS
 Decrease                                                (30.7)     (342.0)
 Beginning balance                                       158.9       500.9
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 Ending balance                                         $128.2      $158.9
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
Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.
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